Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 8, 2019

Registration Statement No. 333-220233-08

*** FULL PRICING DETAILS ***

$1 bn+ GM Financial Consumer Automobile Receivables Trust (GMCAR 2019-4)

• Joint Leads:     Deutsche Bank, Credit Agricole, Scotiabank, Wells Fargo

• Co-Managers:  Lloyds, Mizuho, MUFG, Santander, TD Securities

• Selling Group: Drexel Hamilton

CL	AMT (MM)	WAL	MDY/F	BENCH	SPRDS	YIELD	CPN	$PX
================================================================================================
A-1	$198.28	0.25	P-1/F1+	IntL	– 2	1.98950	1.98950	100.00000
A-2A	$310.50	1.12	Aaa/AAA	EDSF	+ 23	1.850	1.84	99.99679
A-2B	$50.00	1.12	Aaa/AAA	1mL	+ 23	1mL + 23	1mL +23	100.00000
A-3	$325.49	2.51	Aaa/AAA	ISWPS	+ 35	1.763	1.75	99.98394
A-4	$73.38	3.61	Aaa/AAA	ISWPS	+ 42	1.774	1.76	99.97385
B	$16.27	3.67	Aa3/AA	ISWPS	+ 70	2.052	2.04	99.98841
C	$15.26	3.67	A2/A	ISWPS	+ 90	2.252	2.24	99.99470
D	$12.71	3.67	* Retained *
================================================================================================

• Pricing Speed	1.30 ABS 10% call	• Registration:	SEC (Public)
• Expected Settle:	10/16/2019	• Bloomberg Dealname:	GMCAR 2019-4
• First Payment:	11/18/2019	• ERISA:	Yes
• Expected Ratings:	Moody’s and Fitch	• Min Denominations:	$1k x $1k
• Expected Timing:	Priced	• Bill & Deliver:	Deutsche Bank

CUSIPS

A1 36258MAA2

A2A 36258MAB0

A2B 36258MAC8

A3 36258MAD6

A4 36258MAE4

B 36258MAF1

C 36258MAG9

D 36258MAH7

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.